EXHIBIT 23.1


         We have issued our report dated March 8, 2005, accompanying the consolidated financial statements and schedule included in the annual report of Ocean Bio-Chem, Inc. on Form 10-K as of December 31, 2004 and for the year then ended. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement of the Company on Form S-8 filed with the Securities and Exchange Commission ("SEC') on February 2, 2004 (File No. 333-112440) registering the resale of shares issued under the Company's 1991 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan and 1994 Incentive Stock Option Plan.

         /s/ Levi Cahlin & Co.
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         Ft. Lauderdale, Florida
         March 8, 2005